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                                                                    EXHIBIT 99.3


         [CHARLES E. SMITH RESIDENTIAL REALTY, INC. LOGO APPEARS HERE]


FOR IMMEDIATE RELEASE                                 CONTACT:
---------------------                                 -------
July 15, 1999                                         Media:     John Kurtz
                                                                 (703) 769-1153
                                                      Investors: Greg Samay
                                                                 (703) 769-1029


              CHARLES E. SMITH RESIDENTIAL ADDS TO UPSCALE URBAN
           CONCENTRATION ON WASHINGTON'S CONNECTICUT AVENUE CORRIDOR

 Acquisition brings Company's Ownership to 3,400 Units in Key Urban Submarket

     ARLINGTON, VA -- Charles E. Smith Residential Realty, Inc. (NYSE:SRW), the country's leading urban multifamily real estate investment trust, announced today that it has acquired The Consulate, a 269-unit 9-story luxury high-rise apartment property located in the prestigious Connecticut Avenue corridor in northwest Washington, D.C. With this acquisition, Smith Residential now owns 3,400 apartment units in this premier urban submarket. The property was acquired from a private partnership. Total transaction value is $33 million, including up-front capital and transaction costs, which was funded with cash and the assumption of $13 million of debt.

     "This property is a perfect strategic fit with our portfolio and enhances our position as leaders in upscale urban living," said John W. Guinee, Chief Investment Officer for Charles E. Smith Residential. "The Connecticut Avenue corridor is an excellent proven market for us, with occupancy better than 98%. A combination of factors, including strong demand for apartments in the submarket, significant constraints on new development, and excellent demographics makes this one of the most attractive multifamily urban living submarkets in the country."

     The Consulate is located on Van Ness Street, one-half block from Connecticut Avenue and the Van Ness Metrorail station. It is across the street from another Smith Residential


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property, Van Ness South, and within two blocks of one of the company's new development projects, the Park Connecticut, which is scheduled to open late this year. The Consulate, built in 1978, underwent significant renovations in 1996-98 and is in excellent physical condition. Smith Residential will make minor improvements to common areas. Amenities include a controlled-access underground parking garage, a fitness center, an outdoor swimming pool and sun deck, and a tennis court.

     Charles E. Smith Residential Realty, Inc. is a self-managed real estate investment trust listed on the New York Stock Exchange (SRW). The Company and its subsidiaries and affiliates own, acquire, develop, and manage multi-family residential properties; and also provide a full range of real estate services to other property owners. The Company owns a portfolio of approximately 22,000 apartment units, has over 4,000 units under construction and pre-purchase agreement, and manages an additional 2,900+ units for other owners. The total market capitalization of the Company -- Charles E. Smith Residential Realty, including its Operating Partnership -- is approximately $2 billion. Investor information including press releases about Charles E. Smith Residential Realty is available on the Company's Web site at: http://www.smithreit.com, and also through PR Newswire "News on Call" by fax 800-758-5804, ext. 101271, or at : http://www.prnewswire.com.

     This news release contains forward-looking statements regarding the company's outlook, which are based on assumptions about economic and market conditions, competitive dynamics and other factors subject to a number of risks and uncertainties, some of which are discussed in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially.

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